Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment #1) of our report dated July 27, 2026, except for Notes 5 and 8, as to which the date is September 9, 2026, and Notes 1, 3, 4, and 10 as to which the date is October 7, 2026, with respect to the audited financial statements of Harbour Island Acquisition Corp. I as of May 31, 2026, and for the period from April 8, 2026 (inception) through May 31, 2026.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 7, 2026